EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports

Third Quarter 2007 Results

NEW YORK, NY, November 1, 2007 — Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that for the third quarter ended September 30, 2007, ITG’s total revenues were $189.8 million, up 30 percent from total revenues of $146.6 million for the third quarter of 2006. ITG’s net income was $29.2 million, a 35 percent increase compared to net income of $21.6 million in the third quarter of 2006. Earnings were $0.65 per diluted share, versus earnings of $0.49 per diluted share in the third quarter of last year, an increase of 33 percent. Pre-tax operating margins in the third quarter of 2007 were 26 percent.

“ITG had an excellent third quarter in a volatile market environment,” said Bob Gasser, ITG’s Chief Executive Officer and President. “Our continued focus on cross selling our comprehensive suite domestically while globalizing our existing product line resulted in significant growth across the firm.”

ITG’s non-US revenues were a record $48.3 million in the third quarter of 2007, 68 percent higher than revenues of $28.8 million in the third quarter of 2006. Excluding the impact of non-recurring items in last year’s third quarter results, international pre-tax income increased from $1.4 million in the third quarter of 2006 to $5.8 million in the third quarter of 2007.

“We saw continued momentum in ITG’s non-US business in the third quarter, with Europe, Asia Pacific and Canada reporting record revenues,” said Mr. Gasser. “ITG is well positioned to benefit from the continued growth of electronic trading globally.”

Year to Date Results

For the nine months ended September 30, 2007, revenues increased 20 percent from the prior year period to $534.4 million, net income increased seven percent to $81.1 million and diluted earnings per share increased five percent to $1.81.  Excluding non-recurring items in 2006, pro forma operating revenues increased 23 percent, pro forma operating net income increased 19 percent and pro forma diluted operating earnings per share increased 18 percent.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss third quarter results. Those wishing to listen to the call should dial 1-866-356-3377 and enter the pass code 58255161 at least 10 minutes prior to the start of the call to ensure connection.  The conference call and webcast will also be accessible through ITG’s web site at http://www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 and entering the pass code 96837676. The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT INVESTMENT TECHNOLOGY GROUP

Investment Technology Group, Inc. (NYSE:ITG), is a specialized agency brokerage and technology firm that partners with clients globally to provide innovative solutions spanning the entire investment process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade analysis, order management, trade execution, and post-trade evaluation to provide clients with continuous improvements in trading and cost efficiency.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Investor and Media Relations Contact:

Alicia Curran  (212) 444-6130

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Commissions	$161,192	$121,787	$453,308	$365,269
Recurring	21,122	19,067	61,255	54,937
Other	7,521	5,712	19,851	26,161
Total revenues	189,835	146,566	534,414	446,367

Expenses:
Compensation and employee benefits	62,806	53,005	180,951	155,731
Transaction processing	29,188	20,391	78,844	57,972
Occupancy and equipment	11,913	9,655	34,353	27,724
Telecommunications and data processing services	10,937	8,006	29,971	22,603
Other general and administrative	23,053	16,797	64,012	46,052
Interest expense	2,579	3,098	8,028	9,278
Total expenses	140,476	110,952	396,159	319,360
Income before income tax expense	49,359	35,614	138,255	127,007
Income tax expense	20,179	14,005	57,154	51,139
Net income	$29,180	$21,609	$81,101	$75,868

Earnings per share:
Basic	$0.66	$0.50	$1.84	$1.75
Diluted	$0.65	$0.49	$1.81	$1.72

Basic weighted average number of common shares outstanding	44,100	43,436	44,171	43,249
Diluted weighted average number of common shares outstanding	44,813	44,397	44,884	44,178

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	September 30, 2007	December 31, 2006(1)
	(unaudited)
Assets
Cash and cash equivalents	$232,182	$321,298
Cash restricted or segregated under regulations and other	34,279	13,610
Securities owned, at fair value	19,225	6,540
Receivables from brokers, dealers and clearing organizations	871,162	196,227
Receivables from customers	1,787,616	393,833
Investments	6,751	9,299
Premises and equipment, net	41,812	34,740
Capitalized software, net	47,447	32,203
Goodwill	419,035	405,754
Other intangibles, net	35,268	29,366
Deferred taxes	1,990	7,426
Other assets	9,505	12,016
Total assets	$3,506,272	$1,462,312

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$191,748	$152,049
Short-term bank loans	77,900	—
Payables to brokers, dealers and clearing organizations	685,917	118,251
Payables to customers	1,690,843	414,794
Securities sold, not yet purchased, at fair value	9,126	137
Income taxes payable	16,652	8,147
Deferred taxes	3,185	—
Long term debt	139,600	160,900
Total liabilities	2,814,971	854,278

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 51,503,221 and 51,443,560 shares issued at September 30, 2007 and December 31, 2006, respectively and 43,735,770 and 43,809,993 shares outstanding at September 30, 2007 and December 31, 2006, respectively	515	514
Additional paid-in capital	209,147	198,419
Retained earnings	621,671	540,570
Common stock held in treasury, at cost; 7,767,451 and 7,633,567 shares at September 30, 2007 and December 31, 2006, respectively	(161,713)	(144,173)
Accumulated other comprehensive income (net of tax)	21,681	12,704
Total stockholders’ equity	691,301	608,034
Total liabilities and stockholders’ equity	$3,506,272	$1,462,312

(1) Certain reclassifications and format changes have been made to prior period amounts to conform to the current period presentation, as a result of ITG Inc. commencing self-clearing of equity trades in May 2007.  Receivables previously included in receivables from brokers, dealers and others are now divided among the following two accounts: (i) receivables from brokers, dealers and clearing organizations and (ii) receivables from customers.  Similarly, payables previously included in payables to brokers, dealers and others are now divided among the following two accounts: (i) payables to brokers, dealers and clearing organizations and (ii) payables to customers.  Additionally, certain payables to brokers for clearance and execution costs previously included in accounts payable and accrued expense were reclassified to payables to brokers, dealers and clearing organizations.

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP Results to Pro Forma Operating Results (unaudited)

In evaluating the Company’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core businesses. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under US GAAP.

The following is a reconciliation of US GAAP results to pro forma results for the periods presented (in thousands except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Total revenues	$189,835	$146,566	$534,414	$446,367
Less:
Non-operating revenue (1)	—	—	—	(13,230)
Pro forma operating revenues	189,835	146,566	534,414	433,137

Total expenses	140,476	110,952	396,159	319,360
Less:
Non-operating expense (2)	—	(504)	—	(504)
Pro forma operating expenses	140,476	110,448	396,159	318,856

Income before income tax expense	49,359	35,614	138,255	127,007
Effect of pro forma adjustments	—	504	—	(12,726)
Pro forma operating income before income tax expense	49,359	36,118	138,255	114,281

Income tax expense	20,179	14,005	57,154	51,139
Tax effect of pro forma adjustments	—	151	—	(4,959)
Pro forma operating income tax expense	20,179	14,156	57,154	46,180

Net income	29,180	21,609	81,101	75,868
Net effect of pro forma adjustments	—	353	—	(7,767)
Pro forma operating net income	$29,180	$21,962	$81,101	$68,101

Diluted earnings per share	$0.65	$0.49	$1.81	$1.72
Net effect of pro forma adjustments	—	0.01	—	0.18
Pro forma diluted operating earnings per share	$0.65	$0.50	$1.81	$1.54

Notes:

(1)          In 2006, non-recurring revenues relate to:

a)      our ownership of two memberships on the New York Stock Exchange (“NYSE”) that as part of their merger with Archipelago Holdings, Inc. (“Archipelago”) were combined under a new holding company named NYSE Group, Inc. in which each NYSE member received cash and restricted shares of NYSE Group, Inc. common stock.  Accordingly, consideration received for our memberships in the first quarter of 2006 consisted of 157,202 restricted shares of NYSE Group, Inc. common stock resulting in gains of approximately $6.9 million in cash and approximately $1.0 million in dividends, which was recorded as dividend income.  In the second quarter of 2006, we were able to sell a portion of the shares received and recorded an additional gain of approximately $80,000, and

b)     our sale in the second quarter of 2006 of our remaining interests in a Canadian joint venture that we entered into in 2004 with IRESS Market Technology Limited (“IRESS”), to IRESS resulting in a gain of $5.4 million.

(2)          We recorded a management restructuring charge in our Asia Pacific Region of $0.5 million in the third quarter of 2006.